Exhibit 99.1

Forum Energy Technologies Announces

$150 Million Share Repurchase Program

HOUSTON, TEXAS, October 27, 2014—Forum Energy Technologies, Inc. (NYSE: FET) today announced that its Board of Directors has authorized a share repurchase program for the repurchase of outstanding shares of the company’s Common Stock having an aggregate purchase price of up to $150 million. Shares may be repurchased under the program from time to time, in amounts and at prices that the company deems appropriate, subject to market and business conditions, applicable legal requirements and other considerations. The program may be executed using open market purchases pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended, in privately negotiated agreements, by way of issuer tender offers, Rule 10b5-1 plans or other transactions.

Forum Energy Technologies is a global oilfield products company, serving the subsea, drilling, completion, production and infrastructure sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. With over 3,800 employees, Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.

Investor Contact

Mark Traylor - Vice President, Investor Relations & Planning

281.368.1108

mark.traylor@f-e-t.com

Media Contact

Donna Smith- Director, Marketing & Communications

281.949.2514

donna.smith@f-e-t.com